EXHIBIT 4.1
€535,549,176.85 ADDITIONAL FACILITY AE ACCESSION AGREEMENT

To:	The Bank of Nova Scotia as Facility Agent and Security Agent

From:	The persons listed in Schedule 1 to this Additional Facility AE Accession Agreement (the Additional Facility AE Lenders)
Date: 23 February 2012

UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V) -
€1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Additional Facility AE Accession Agreement:
Facility AE means the €535,549,176.85 term loan facility made available under this Agreement.
Facility AE Advance means a euro denominated advance made to UPC Financing by the Additional Facility AE Lenders under Facility AE.
Facility AE Commitment means, in relation to an Additional Facility AE Lender, the amount in euros set opposite its name under the heading "Facility AE Commitment" in Schedule 1 to the counterpart of this Agreement executed by that Additional Facility AE Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
Facility S means the €1,740,000,000 term loan facility made available under the Additional Facility Accession Agreements dated 6 May 2009, 22 May 2009 and 19 January 2010.
Facility S Interest Period means the Interest Period currently selected (as at the date of this Agreement) in respect of the outstanding Advance under Facility S.

2.
Unless otherwise defined in this Additional Facility AE Accession Agreement, terms defined in the Credit Agreement shall have the same meaning in this Additional Facility AE Accession Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Additional Facility AE Accession Agreement.

3.	We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.
This Additional Facility AE Accession Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AE Lenders that it has received the documents and evidence set out in Schedule 2 to this Additional Facility AE Accession Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Additional Facility AE Lenders (the Effective Date).

5.	We, the Additional Facility AE Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

6.
The Additional Facility Commitment in relation to an Additional Facility AE Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AE Commitment.

7.	Any interest due in relation to Facility AE will be payable on the last day of each Interest Period in accordance with Clause 8 (Interest) of the Credit Agreement.

8.	The Additional Facility Availability Period for Facility AE shall be the Effective Date only.

9.	Facility AE may be drawn by one Advance and no more than one Request may be made in respect of Facility AE under the Credit Agreement.

10.	The Facility AE Advances will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness.

11.
(a)    The first Interest Period to apply to the first Facility AE Advance will be a period equal to the period running from the Effective Date up to and including the last day of the Facility S Interest Period.

(b)	In respect of the first Interest Period only, EURIBOR shall mean the EURIBOR rate as determined in respect of the Facility S Interest Period.

12.	The Final Maturity Date in respect of this Facility AE will be 31 December 2019.

13.	The outstanding Facility AE Advances will be repaid in full on the Final Maturity Date.

14.	The Margin in relation to Facility AE is 3.75 per cent. per annum.

15.	The Borrower in relation to Facility AE is UPC Financing.

16.

(a)
At any time during the twelve-month period beginning on the date of this Additional Facility AE Accession Agreement, upon the occurrence of a voluntary prepayment of any or all of Facility AE by the Borrower pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement, the Borrower agrees to pay to the Facility Agent (for the account of each of the Additional Facility AE Lenders on a pro rata basis) a prepayment fee (in addition to the principal amount of the prepayment) in an amount equal to 1 per cent. of the principal amount of the outstanding Facility AE Advance being prepaid, plus accrued and unpaid interest then due on the amount of the outstanding Facility AE Advance prepaid to the date of prepayment.

(b)	Such payment shall be due and payable by the Borrower to the Facility Agent (for the account of each of the Additional Facility AE Lenders on a pro rata basis) on the actual date of such prepayment.
17.

(a)	Provided that any upsizing of Facility AE permitted under this paragraph will not breach any term of the Credit Agreement, Facility AE may be upsized by any amount,

by the signing of one or more further Additional Facility AE Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility AE Commitments denominated in euros, to be drawn in euros, with the same Final Maturity Date and Margin as specified in this Additional Facility AE Accession Agreement.

(b)
For the purposes of this paragraph 17 (unless otherwise specified), references to Additional Facility AE Lenders and Facility AE Advances shall include Lenders and Advances made under any such further and previous Additional Facility AE Accession Agreement.

(c)
Where any Facility AE Advance has not already been consolidated with any other Facility AE Advance, on the last day of any Interest Period for unconsolidated Facility AE Advance, that Facility AE Advance will be consolidated with any other Facility AE Advance which has an Interest Period ending on the same day as that unconsolidated Facility AE Advance, and all such Facility AE Advances will then be treated as one Advance.

18.
For the purposes of any amendment or waiver (including with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement on or after the date of this Agreement, the Additional Facility AE Lenders hereby consent to any and all of the following (and this Agreement shall constitute each Additional Facility AE Lenders' irrevocable and unconditional written consent for the purposes of Clause 25 of the Credit Agreement without any further action required on the part of any Party):

(a)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to provide that an “Additional Facility Commitment” and an “Advance” (and any participation therein) as set forth in Clause 1.1 of the Credit Agreement shall be deemed to be cancelled (with respect to any Additional Facility Commitment) and not outstanding (with respect to any Advance) for purposes of voting or consents (other than any vote or consent related to non-payment of such Advance) under the Credit Agreement if UPC Broadband Holding has delivered to the Facility Agent a duly completed Cancellation Notice with respect to such Additional Facility Commitment or Advance; provided that any such Advance shall remain due and payable on the applicable prepayment date and, if not repaid in full on the applicable prepayment date, then all voting or consent rights with respect thereto shall be reinstated with retroactive effect from the date of delivery of such Cancellation Notice;

(b)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to change the definition of “Western Europe” in Clause 1.1 of the Credit Agreement to include the countries that comprise the European Union as of a specified date more recent than the Effective Date, or from time to time (in addition to Scandinavia and Switzerland);

(c)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to change the definition of “Acquisition Business Plan” and the definition of “Borrower Group Business Plan” in Clause 1.1 of the Credit Agreement to limit the time period covered by any business plan of the Target or, as applicable, the Borrower Group (including the Target) to a period of not less than the earlier of five years following the date of the relevant Acquisition and the Final Maturity Date;

(d)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the limitations set forth in subclause (b)(i) of the definition of “Permitted Acquisition” in Clause 1.1 of the Credit Agreement and in subclause (b)(i) of the definition of “Permitted Joint Venture” in Clause 1.1 of the Credit Agreement with respect to businesses conducted in Great Britain and/or Germany;

(e)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the requirements set forth in subclause (b)(ii)(A)(II) of the definition of “Permitted Acquisition” in Clause 1.1 of the Credit Agreement and in subclause (b)(ii)(A)(II) of the definition of “Permitted Joint Venture” in Clause 1.1 of the Credit Agreement to deliver the financial projections specified therein, or to reduce the time period for compliance stated in either subclause;

(f)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to increase the amount of secured indebtedness specified in subclause (n) of the definition of “Permitted Security Interest” in Clause 1.1 of the Credit Agreement from €15,000,000 to an amount not to exceed €100,000,000 (or its equivalent);

(g)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the reporting requirements set forth in subclause (c) of Clause 16.2 of the Credit Agreement, or to change the time period for compliance specified therein;

(h)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to include as a “Permitted Disposal” under Clause 16.10(b)(xvi) of the Credit Agreement the disposal of any person or asset if: (i) at the time of such disposal, UPC Broadband has contractually committed or agreed to a future Acquisition and such an Acquisition occurs within twelve months (or less) of the disposal; (ii) the Remaining Percentage would not be exceeded if the aggregate percentage value of the contemplated Acquisition is added to the calculation and tested at the time of the disposal on a pro forma basis (giving effect to the Annualised EBITDA of the Target based on then available historical financial information) and on an actual basis at the completion of the Acquisition (and for these purposes (A) subclause 16.10(c)(z) of the Credit Agreement would be disapplied so that the Remaining Percentage could exceed 17.5 per cent. in respect of the relevant disposal and (B) subclause 16.10(c)(x) of the Credit Agreement would be disapplied so that the percentage of the Annualised EBITDA of the Borrower Group represented by the Annualised EBITDA of the relevant disposal could be more than the Remaining Percentage immediately prior to such disposal, in each case provided the Remaining Percentage would not be exceeded once any contemplated Acquisition is taken into account as described in this subparagraph (ii)); and (iii) for the purpose of the certificate required in Clause 16.10(b)(xvi)(C), the financial ratios are calculated giving pro forma effect to such Acquisition (based on the then available historical financial information of the Target and including the Annualised EBITDA of the Target and any Financial Indebtedness expected to be incurred by the Borrower Group to finance such Acquisition) (and any such amendment, waiver or other modification contemplated by this subclause (h) may apply to all such disposals and future Acquisitions or only to specified disposals and Acquisitions);

(i)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the provision set forth in subclause (c)(y) of Clause 16.10 of the Credit Agreement that the percentage value of a Reinvestment shall be disregarded if the Annualised EBITDA of the members of the Borrower Group derived from persons or assets located in Western Europe is less than 66⅔ per cent. of the Annualised EBITDA of the Borrower Group, or to change the percentage or the geographical limitation specified therein;

(j)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to increase the amount of Financial Indebtedness specified in Clause 16.12(b)(xvii) of the Credit Agreement from €25,000,000 to an amount not to exceed €100,000,000 (or its equivalent);

(k)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to change the calculation of any financial ratio that requires the calculation of Senior Debt and/or Total Debt to provide for the netting of cash and cash equivalents (to be defined substantially in line with and/or with reference to standard language used in the European banking market) against Senior Debt and/or Total Debt; and

(l)
any consequential amendment, waiver or other modification to the Credit Agreement or any other Finance Document arising as a direct result of the changes envisaged in subclauses (a) to (k) of this Clause 18.

The Additional Facility AE Lenders hereby waive receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Facility may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers or other modifications.

19.
We hereby acknowledge and agree that the Facility Agent may, but shall not be required to, send us any further formal amendment request in connection with all, or any of the proposed amendments set out under Clause 18 above and the Facility Agent shall be authorised to consent on our behalf, as a Lender under one or more Additional Facility, to any such proposed amendments set out under Clause 18 above, and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, have consented to the relevant amendments and/or waiver to the Agreement in accordance with clause 25 (Amendments and Waivers) of the Agreement.

20.
Each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor that the representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Additional Facility AE AccessionAgreement.

21.
UPC Broadband further represents and warrants on the Effective Date that the execution and delivery by it of this Additional Facility AE Accession Agreement and the performance of the transactions contemplated by this Additional Facility AE Accession Agreement will not violate any agreement or instrument to which UPC Holding is a party or binding upon UPC Holding or any member of the Borrower Group or any assets of UPC Holding or any member of the Borrower Group's assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

22.	Each Additional Facility AE Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

23.
Each of the Additional Facility AE Lenders agrees that without prejudice to Clause 26.3 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in either Novation Certificate referred to below) shall become, by the execution by the Facility Agent of a Novation Certificate substantially in the form of either Schedule 3 or Schedule 4, as applicable, to this Additional Facility AE Accession Agreement, bound by the terms of this Additional Facility AE Accession Agreement as if it were an original party hereto as an Additional Facility AE Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional Facility AE Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Additional Facility AE Accession Agreement as an Additional Facility AE Lender.

24.
The Facility Office and address for notices of each Additional Facility AE Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AE Lender to the Facility Agent.

25.	This Additional Facility AE Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

26.
This Additional Facility AE Accession Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional Facility AE Accession Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional Facility AE Accession Agreement.

SCHEDULE 1
ADDITIONAL FACILITY AE LENDERS AND COMMITMENTS

Additional Facility AE Lender	Facility AE Commitment (€)
UPC Broadband Operations B.V.	535,549,176.85

Total	535,549,176.85

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AE Accession Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Additional Facility AE Accession Agreement and (in the case of each of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(a) below; and

(ii)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Additional Facility AE Accession Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(a) below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Additional Facility AE Accession Agreement or the confirmation described in paragraph 4(a) below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AE Accession Agreement.

(d)
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Additional Facility AE Accession Agreement or for the validity and enforceability of this Additional Facility AA Accession Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AE and that such obligations shall be owed to each Finance Party including the Additional Facility AE Lenders.

SCHEDULE 3
NOVATION CERTIFICATE (CASHLESS)
To:    The Bank of Nova Scotia as Facility Agent and UPC Financing as Borrower
From:    UPC Broadband Operations B.V. and [the EXISTING [●] LENDER / NEW AE LENDER]
Date:

UPC Broadband Holding B.V. - Îµ1,072,000,000 Term Credit Agreement dated 16 January 2004 (the Credit Agreement)
We refer to:

(a)	Clause 26.3 (Procedure for novations) of the Credit Agreement;

(b)	Clause 9.3 (Transfers by the Lenders) of the Security Deed;

(c)
the Accession Agreement dated [Î»], pursuant to which a €[Î»] term loan facility is made available to the Borrower as an Additional Facility (Additional Facility [●]) under the Credit Agreement (the Additional Facility [●] Accession Agreement); and

(d)
the Accession Agreement dated [Î»] 2012, pursuant to which a €535,549,176.85 term loan facility is made available to the Borrower as an Additional Facility (Additional Facility AE) under the Credit Agreement (the Additional Facility AE Accession Agreement).

Unless defined in this Novation Certificate, terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility AE Accession Agreements, have the same meaning in this Novation Certificate.

1.
[    ] (the Existing [●] Lender) agrees to novate and UPC Broadband Operations B.V. (the New [●] Lender) agrees to accept novation on the Effective Date, of all the Existing [●] Lender's rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.
UPC Broadband Operations B.V. (the Existing AE Lender) agrees to novate and [        ] (the New AE Lender) agrees to accept the novation on the Effective Date of all the Existing AE Lender's rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

3.
The New [●] Lender confirms that it is bound by the terms of the Additional Facility [●] Accession Agreement as if it were an original party thereto as an Additional Facility [●] Lender and shall acquire the same rights and assume the same obligations towards the other parties to the Additional Facility [●] Accession Agreement as would have been acquired and assumed had the New [●] Lender been an original party to the Additional Facility [●] Accession Agreement as an Additional Facility [●] Lender (as defined in the Additional Facility [Î»] Accession Agreement].

4.
The New AE Lender confirms that it is bound by the terms of the Additional Facility AE Accession Agreement as if it were an original party thereto as an Additional Facility AE Lender and shall acquire the same rights, provide the same consents and assume the same obligations towards the other parties to the Additional Facility AE Accession Agreement as would have been acquired, granted and assumed had the New AE Lender been an original party to the Additional Facility AE Accession Agreement as an Additional Facility AE Lender.

5.	For the purposes of this Novation Certificate, “Effective Date” means the date on which the Facility Agent countersigns this certificate.

6.
Each party to this document agrees, the Facility Agent agrees on behalf of each Finance Party, and UPC Broadband Holding B.V. agrees on behalf of each Obligor, that this document is a Novation Certificate notwithstanding that its form is different to that required by the Credit Agreement.

7.	This Novation Certificate is a Finance Document.

8.
This Novation Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Novation Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Novation Certificate.

9.	This Novation Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated:

27.	EXISTING [●] LENDER
Existing [●] Commitment: €[●]
Assignee: New [●] Lender

28.	EXISTING AE LENDER
Existing AE Commitment: €[    ]
Assignee: New AE Lender

[THE EXISTING [●] LENDER], as the Existing [●] Lender

By:
Name:
Title:
UPC BROADBAND OPERATIONS B.V., as the New [●] Lender

By:
Name:
Title:

UPC BROADBAND OPERATIONS B.V., as the Existing AE Lender

By:
Name:
Title:

[THE NEW AE LENDER], as the New AE Lender

By:
Name:
Title:

UPC BROADBAND HOLDING B.V., as Obligors agent

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as Facility Agent

By:
Name:
Title:
Date:
The Facility Agent confirms that the Effective Date is the date on which it countersigns this Novation Certificate.

SCHEDULE 4
NOVATION CERTIFICATE (CASH)

To:    The Bank of Nova Scotia as Facility Agent and UPC Financing as Borrower
From:    [THE EXISTING LENDER] and [THE NEW LENDER]
Date: [          ]
UPC Broadband Holding B.V. - Îµ1,072,000,000 Term Credit Agreement dated 16 January, 2004 (the Credit Agreement)
We refer to:

(a)	Clause 26.3 (Procedure for novations) of the Credit Agreement;

(b)	Clause 9.3 (Transfers by the Lenders) of the Security Deed; and

(c)
the Accession Agreement dated [●] 2012, pursuant to which a €535,549,176.85 term loan facility is being made available to the Borrower as an Additional Facility (Additional Facility AE) under the Credit Agreement (the Additional Facility AE Accession Agreement).

Terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility AE Accession Agreement, have the same meaning in this Novation Certificate.

1.
We [             ] (the Existing Lender) and [     ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender's rights and obligations referred to in the Schedule on and from the Effective Date in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.
The New Lender confirms that it is bound by the terms of the Additional Facility AE Accession Agreement as if it were an original party thereto as an Additional Facility AE Lender and shall acquire the same rights grant the same consents and assume the same obligations towards the other parties to this Agreement as would have been acquired, granted and assumed had the New Lender been an original party to the Additional Facility AE Accession Agreement as an Additional Facility AE Lender.

3.	For the purposes of this Novation Certificate, “Effective Date” means the date on which the Facility Agent countersigns this certificate.

4.	The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

5.
This Novation Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Novation Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Novation Certificate.

6.	This Novation Certificate is a Finance Document and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated
EXISTING LENDER
Existing Lender's Commitment under Additional Facility AE: €[●]
Assignee: New Lender

[New Lender]
[Facility Office	Address for notices for administrative purposes
Address for notices for credit purposes]

[THE EXISTING LENDER], as the Existing Lender

By:
Name:
Title:

[THE NEW LENDER], as the New Lender

By:
Name:
Title:

[UPC BROADBAND HOLDING B.V., as Obligors agent

By:
Name:
Title:]

THE BANK OF NOVA SCOTIA, as Facility Agent

By:
Name:
Title:
Date:
The Facility Agent confirms that the Effective Date is the date on which it countersigns this Novation Certificate.

SIGNATORIES TO ADDITIONAL FACILITY AE ACCESSION AGREEMENT
THE BANK OF NOVA SCOTIA as Facility Agent
By:     Authorized Signatory

THE BANK OF NOVA SCOTIA as Security Agent
By:    Authorized Signatory

UPC BROADBAND HOLDING B.V.
By:     Authorized Signatory
By:    Authorized Signatory

UPC FINANCING PARTNERSHIP
By:    Authorized Signatory
By:    Authorized Signatory

ADDITIONAL FACILITY AE LENDERS

UPC BROADBAND OPERATIONS B.V.
By:     Authorized Signatory